Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 2, 2018 relating to the consolidated financial statements of Atlanticus Holdings Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
/s/ BDO USA, LLP
Atlanta, Georgia
May 16, 2018